UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2021

ONTO INNOVATION INC.
(Exact name of registrant as specified in its charter)
Delaware	001-39110	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16 Jonspin Road, Wilmington, Massachusetts 01887
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (978) 253-6200

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value per share	ONTO	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of Director

Effective September 7, 2021, Onto Innovation Inc.’s Board of Directors (“the Board”) appointed Karen Rogge to the Board to hold office until the 2022 Annual Meeting of Stockholders. This appointment will increase the size of the Board from the current seven members to eight members. Ms. Rogge was identified through a search process which was commenced earlier this year in connection with the Board’s desire for increased diversity as well as to meet several other Board identified requirements.  The search process was led by the Nominating & Governance Committee. Onto Innovation Inc. (“the Company”) issued a news release regarding Ms. Rogge’s appointment to the Board, which is filed as Exhibit 99.1.

Ms. Rogge is president of the RYN Group LLC, a management consulting business, which she founded in 2010. She served as the interim vice president and chief financial officer of Applied Micro Circuits Corporation, a semiconductor company, from 2015 to 2016. Previously, Ms. Rogge served as the senior vice president and chief financial officer of Extreme Networks, a computer network company, from 2007 to 2009. Earlier in her career, she held executive financial and operations management positions at Hewlett Packard Company and Seagate Technology. Ms. Rogge currently serves on the board of directors for Rambus Inc., a semiconductor company.  Previously, she was a board director at Kemet Corporation, an electronic components company which was acquired by Yageo, from 2018 to 2020. In addition, she served on the board of AeroCentury, an aircraft leasing company, from 2017 to 2018. Ms. Rogge holds an MBA degree from Santa Clara University, and a B.S. degree in business administration from California State University, Fresno.  She maintains an NACD Board Leadership Fellow credential and has attended the Stanford Directors College.

Ms. Rogge has been appointed to the Audit Committee of the Board. As compensation for her services on the Board, Ms. Rogge will receive compensation consistent with the Company’s current compensatory arrangement for non-employee directors, as described under the heading “Compensation of Directors” in the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 1, 2021. Ms. Rogge will also enter into a director Indemnification Agreement discussed below.

The Board has determined that Ms. Rogge qualifies as an “independent director,” as that term is defined in Item 407(a) of Regulation S-K, and also determined, after a review of her qualifications, that Ms. Rogge is an “audit committee financial expert” serving on the Audit Committee within the meaning of the Securities and Exchange Commission rules and regulations.

Indemnification Agreements

Following approval of the amended form of agreement by the Board on September 7, 2021, the Company has entered into indemnification agreements (each, an “Indemnification Agreement”) with each of its directors and Steven Roth, its Chief Financial Officer, and Robert Koch, its Vice President and General Counsel. The form of Indemnification Agreement is attached hereto as Exhibit 10.1.

Each Indemnification Agreement provides that, subject to certain exclusions, the Company shall indemnify the applicable executive officer or director to the fullest extent permitted by law, including any greater indemnification that is afforded by a subsequent change in applicable law. The Indemnification Agreement also provides, among other things, for advancement of expenses and independent or disinterested determinations as to whether the standard for indemnification under the Indemnification Agreement has been met, and governs other procedural matters related to indemnification. The rights afforded to the indemnified persons under the Indemnification Agreements are not exclusive of other rights of indemnification such persons may enjoy under the Company’s bylaws. The amendment to the form of agreement is the inclusion of a Primary Indemnitor Clause which clarifies that, even if a director or officer is entitled to overlapping indemnification rights from third-party sources, the Company is the primary indemnitor.  The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the copy of the form of such agreements, which is filed as Exhibit 10.1 hereto and is incorporated herein by this reference.

The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Form of Indemnification Agreement
99.1	News Release, dated September 13, 2021 issued by the Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Onto Innovation Inc.

Date: September 13, 2021	By: /s/ Robert A. Koch
Robert A. Koch VP, General Counsel & Secretary